                           CERTIFICATE OF DETERMINATION OF
                         SERIES D CONVERTIBLE PREFERRED STOCK
                                          OF
                                ALTRIS SOFTWARE, INC.


    The undersigned, Jay V. Tanna and John W. Low, hereby certify that:

    I. They are the duly elected and acting President and Secretary, respectively, of Altris Software, Inc., a California corporation (the "Company").

    II. The Company has 1,000,000 shares of preferred stock authorized, of which 478,261 shares have been previously designated as Series A Preferred Stock, none of which are issued and outstanding as of the date hereof; 172,500 shares have been previously designated as Series B Convertible Preferred Stock, none of which are issued and outstanding as of the date hereof; and 100,000 shares have been previously designated as Series C Convertible Preferred Stock, none of which are issued and outstanding as of the date hereof. No other series of preferred stock has been designated and no other shares of preferred stock have been issued. The number of shares of preferred stock to be designated as Series D Convertible Preferred Stock is 3,000.

    III. Pursuant to authority given to it by the Company's Articles of Incorporation, the Board of Directors of the Company has duly adopted the following recitals and resolutions.

    WHEREAS, the Articles of Incorporation of the Company, as amended, provide for a class of shares known as preferred stock issuable from time to time in one or more series;

    WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Articles of Incorporation, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares constituting any such series and to determine the designation thereof;

    WHEREAS, the Board of Directors of the Company desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock and the number of shares constituting such series and to fix the rights, preferences, privileges and restrictions of such series.

    NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Company hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

    1. DESIGNATION, AMOUNT, RANKING AND PAR VALUE. The series of Preferred Stock shall be designated as the Series D Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 3,000. The par value of each share of Preferred Stock shall be $1.00. Each share of Preferred Stock shall have a stated value of $1,000.00 per share (the "Stated Value"). The shares of the Preferred Stock shall rank senior to all other shares of preferred stock (unless otherwise approved under Section 3) and Common Stock as to distribution of assets (upon liquidation or otherwise) and payment of dividends.

    2.    DIVIDENDS.

          (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends at the rate per share (as a percentage of the Stated Value per share) equal to 11.5% per annum, payable quarterly in arrears on March 1, June 1, September 1 and December 1 in each year, with the first dividend payable on September 1, 1997. Dividends on the Preferred Stock shall accrue on March 1, June 1, September 1 and December 1 of each year beginning on September 1, 1997 and shall be deemed to accrue on such date whether or not earned or declared. Each such dividend will be payable to holders of record as they appear on the books of the Company on such record dates, which shall be 30 days prior to the payment dates thereof unless another record date, which shall be no more than 45 days prior to such payment dates, shall be fixed by the Board of Directors of the Company. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which were accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. The Company shall pay interest on all accrued but unpaid dividends at an annual rate of 11.5% compounded annually from the date of accrual until paid.

    (b) So long as any Preferred Stock shall remain outstanding, in no event shall any dividend or distribution (other than a dividend or distribution described in Section 5) be paid upon, nor shall any distribution be made in respect of, the Junior Stock, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of the Junior Stock unless all dividends on the Preferred Stock for all past dividend periods shall have been paid, plus interest at an annual rate of 11.5% compounded annually from the date of accrual until paid.

    3. VOTING RIGHTS. The holder of each share of Preferred Stock shall be entitled to one vote on all matters submitted to the vote of the holders of Common Stock, and shall vote as a class with the holders of Common Stock. Provided, so long as any shares of the Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of two-thirds of the outstanding shares of the Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock, or (ii) authorize or create any class of stock or series of preferred stock ranking as to dividends or distribution of assets (upon liquidation or otherwise) prior to or pari passu with the Preferred Stock.

    4. LIQUIDATION. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of shares of the Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of the Preferred Stock an amount equal to $1,000.00 per share, plus (i) an amount equal to accrued but unpaid dividends per share, whether declared or not, and
(ii) interest on all accrued but unpaid dividends at an annual rate of 11.5% compounded annually from the date of accrual until paid, before any distribution shall be made to the holders of Junior Stock of the Company, and if the assets of the Company shall be insufficient to pay in full such amounts, then such assets shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

    5.    CONVERSION.

    (a)(i)Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Section 5(a)(ii)), at the option of the holder, in whole or in part at any time after the expiration of 45 days after the Original Issue Date (as defined in Section
8 below) (the "Conversion Term"). The holder shall effect conversions by delivering to the Company a written notice (the "Conversion Notice"), accompanied by the certificate representing the shares of the Preferred Stock to be converted. Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected (the "Conversion Date"), which shall in no event be earlier than the date such Conversion Notice is given in accordance with Section 5(j) below.
Each Conversion Notice, once given, shall be irrevocable (subject to Section 5(b) below). If the holder is converting less than all shares of Preferred Stock, the Company shall promptly deliver to the holder a certificate for such number of shares of Preferred Stock as have not been converted.

    (ii) If on the Conversion Date applicable to any conversion, the Conversion Price (as defined below) then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all then-outstanding shares of Preferred Stock, when combined with (i) any shares of Common Stock previously issued upon conversion of any shares of Preferred Stock and (ii) any shares of Common Stock issued or issuable upon the exercise of warrants to purchase shares of the Common Stock pursuant to the Stock Purchase Warrant, Convertible Preferred Stock Contingent Stock Purchase Warrant and Subordinated Debenture Contingent Stock Purchase Warrant, each granted by the Company to the initial purchaser of the Preferred Stock (all such warrants will be collectively referred to herein as the "Warrants"), would equal or exceed approximately 1,906,692 shares of Common Stock (which is 19.9% of the issued and outstanding shares of the Common Stock on the Original Issue Date) (the "Issuable Maximum"), then the Company shall be obligated to effect the conversion of only such portion of each share of Preferred Stock subject to such conversion as is represented by the Conversion Percentage, and the remaining portion of such share shall be subject to the mandatory redemption provisions of Section 6.

    The Conversion Percentage shall be a fraction, the numerator of which is the Allowable Conversion Maximum and the denominator of which is the total number of shares of Preferred Stock outstanding prior to such conversion. The Allowable Conversion Maximum at any time shall be the difference between the Issuable Maximum and the total number of shares of Common Stock (i) previously issued upon conversion of shares of Preferred Stock and (ii) issued or issuable upon exercise of the Warrants. In the event of any stock split, stock dividend, recapitalization, reorganization or other similar action or event, appropriate adjustment shall be made to the Issuable Maximum and the Allowable Conversion Maximum.

    (b) Three Trading Days after the Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those then required by law), representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to any reduction required pursuant to Section 5(a)(ii)), and (ii) subject to Section 6 below, the certificate representing the number of shares of Preferred Stock not converted; provided, however that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock (or with respect to shares subject to redemption pursuant to Section 5(a)(ii) and 6, to pay the redemption price payable under Section 6), until certificates evidencing such shares of Preferred Stock are either delivered to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security acceptable to the Company) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. In the case of a conversion pursuant to a Conversion Notice, if such certificate or certificates are not delivered by the date required under this Section 5(b), the holder shall be entitled by written notice to the Company at any time on or before such holder's receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

    (c)(i)The Conversion Price (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) $6.00, or (b) the average Closing Price on the 20 Trading Days immediately preceding the second anniversary of the Original Issue Date. For purposes of this Section, the "Closing Price" on any Trading Day shall mean the last reported closing price of the Common Stock of the Company on such day on the principal securities exchange on which the Common Stock is listed or, if the Common Stock is not so listed, the last reported bid price of the Common Stock as reported on the Nasdaq National Market on such date or, if the Common Stock is neither so listed nor so reported, the last reported bid price of the Common Stock as quoted by a registered broker-dealer for which such quotes are available on such date.

    (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price designated in Section 5(c)(i) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

    (iii) In case the Company, at any time while any shares of the Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price designated in Section 5(c)(i) shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iii), if such right or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

    (iv) In case the Company, at any time while any shares of the Preferred Stock are outstanding, shall issue (A) options or warrants entitling the holder to subscribe for or purchase shares of Common Stock at an exercise price less than the Conversion Price, or (B) securities convertible into Common Stock at a conversion price less than the Conversion Price (in either of (A) or (B) other than with respect to such issuances or grants of options, warrants or securities convertible into Common Stock (1) under the Company's Amended and Restated 1996 Stock Incentive Plan or pursuant to a successor plan thereof, (2) in connection with any merger or acquisition involving the Company and (3) in connection with the issuance of options, warrants or convertible securities to the initial purchaser of the Preferred Stock or any successor to any of the rights which may be granted to such initial purchaser as a result of or in connection with the purchase of the Preferred Stock or any of the Company's 11.5% Subordinated Debentures which may be purchased by such initial purchaser), then the Conversion Price designated in
Section 5(c)(i) shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such options, warrants or convertible securities, as the case may be, plus the number of additional shares of Common Stock offered for subscription, purchase or conversion into, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such options, warrants or convertible securities, as the case may be, plus the number of shares which the aggregate exercise or conversion price (as the case may be) of the total number of shares issuable upon exercise or conversion of such options, warrants or convertible securities would purchase at the Conversion Price. Such adjustment shall be made whenever such options, warrants or convertible securities are issued at an exercise or conversion price less than the Conversion Price, and such adjustment shall become effective immediately after the date on which such options, warrants or convertible securities are issued at an exercise or conversion price less than the Conversion Price. However, upon the expiration of any option or warrant to purchase or subscribe for Common Stock, or upon the expiration of the conversion feature of a convertible security, the issuance of any of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iv), if such option, warrant or the conversion feature of a convertible security shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such options, warrants or convertible securities) had the adjustment of the Conversion Price made upon the issuance of such options, warrants or convertible securities been made on the basis of offering for purchase, subscription or conversion into only that number of shares of Common Stock actually purchased, subscribed for or converted into upon the exercise or conversion of such options, warrants or convertible securities actually exercised or converted.

    (v) In case the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants, to subscribe for or purchase any security (excluding those referred to in Section 5(c)(iii) above) then in each such case the Conversion Price at which each share of the Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of

Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors of the Company in good faith; provided, however that in the event of a distribution exceeding ten percent of the net assets of the Company, then such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock; and provided, further than the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determination by each such Appraiser. In either case the adjustments shall be described in a statement provided to all holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

    (vi) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

    (vii) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(ii), (iii), (iv), (v) or (vi), the Company shall promptly mail to each holder of shares of Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

    (viii)In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or property, then the holders of the shares of Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of a number of shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The terms of any such consolidation, merger, sale transfer or share exchange shall include such terms so as to continue to give to the holder of shares of Preferred Stock the right to receive the securities or property set forth in this Section 5(c)(viii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers of share exchanges.

    (ix)  In case:

          (A) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

          (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

          (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

          (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

          (E) of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Preferred Stock, and shall cause to be mailed to the holders of the shares of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

          (d) In case at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors of the Company are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of shares of Preferred Stock (different than or distinguished from the effect generally on the rights of holders of any class of the Company's capital stock) or in case at any time any such conditions are expected to arise by reason of any action contemplated by the Company, an Appraiser selected by the holders of a majority in interest of the shares of Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distributions which is or would be required to preserve without diluting the rights of the holders of the shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors of the Company shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

          (e) The Company covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of shares of Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(c) hereof) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly issued and fully paid and nonassessable.

          (f) Except as otherwise required by Section 6 hereof, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock; provided, however, that in no event shall any such issuance of a whole share result in the issuance of a number of shares of Common Stock in excess of the Issuable Maximum and if such issuance would so result in the issuance of a number of shares in excess of the Issuable Maximum, the holder shall be entitled to receive the cash payment described above as soon as such cash payment may be lawfully made.

          (g) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          (h) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

          (i) If the Company intends to initiate a public offering of its securities in an amount exceeding $5,000,000 in the aggregate and the Company reasonably believes that the conversion of any shares of Preferred Stock may have an adverse effect on the ability of the Company to complete such offering or the price at which such securities could be sold therein, the Company, upon at least 30 days prior written notice to the holders of Preferred Stock, may suspend the right of the holders of the shares of Preferred Stock to convert such shares pursuant to Section 5 for the period commencing on the date the Company files a registration statement with the Securities and Exchange Commission and terminating 90 days after the closing of the public offering, provided that the last day that the Preferred Stock is convertible (as set forth in Section 5(a)) shall be extended for such number of days as the conversion right was suspended under this Section 5(i).

          (j) Each Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Any such notice shall be deemed given and effective upon the earliest to occur of (i) receipt of such facsimile at the facsimile telephone number specified in this Section 5(j), (ii) three days after deposit in the United States mails, or (iii) upon actual receipt by the party to whom such notice is required to be given.

    6.    MANDATORY REDEMPTION OF THE PREFERRED STOCK.

          (a) If on the Conversion Date specified in any Conversion Notice the provisions of Section 5(a)(ii) do not permit the issuance of the full number of shares into which the shares of Preferred Stock to be converted would otherwise be convertible, then the Company shall, with respect to each share of Preferred Stock that is subject to such Conversion Notice, redeem, from funds legally available therefor at the time of such redemption, a portion of such share that is represented by the fraction that is the difference between one and the Conversion Percentage (such fraction to be known as the "Redemption Ratio").
The redemption price for such portion of each share of Preferred Stock to be redeemed shall be an amount equal to the product of (i) the Per Share Market Value on the Conversion Date, (ii) the number of shares of Common Stock into which such share of Preferred Stock would then be convertible, but for Section 5(a)(ii), times (iii) the Redemption Ratio. If any portion of such redemption price shall not be paid by the Company within 20 days after the Conversion Date, such redemption price shall be increased by an amount accruing after the twenty-first (21st) day at the rate of 14% per annum. If, on any such Conversion Date, the Company is prohibited under the relevant provisions of the California General Corporation Law (the "CGCL") from paying, in whole or in part, the redemption price for any shares of Preferred Stock, any portion of the redemption price which may be lawfully paid in accordance with the CGCL shall be paid pro rata to the holders of the shares of Preferred Stock being redeemed on such Conversion Date and the remainder of such redemption price shall be paid on a pro rata basis to such holders as soon as such payment is permissible under the CGCL.

    7.    OPTIONAL REDEMPTION OF THE PREFERRED STOCK.

          (a) FROM THE SECOND TO FIFTH ANNIVERSARY OF THE ORIGINAL ISSUE DATE. The Preferred Stock may be redeemed, at the option of the Company, in whole or in part, at any time from and after the second anniversary of the Original Issue Date until the fifth anniversary thereof, PROVIDED the average bid price of the Company's Common Stock for the 20 trading days preceding the date of the Redemption Notice (as defined below) (which such 20-trading day period may include trading days that fall on or prior to the second anniversary of the Original Issue Date) exceeds $9.50 per share, at a redemption price per share equal to the sum of (i) $1,000, (ii) all accrued but unpaid dividends and
(iii) interest on such accrued but unpaid dividends at an annual rate of 11.5% (the "Redemption Price").

          (b) FROM AND AFTER THE FIFTH ANNIVERSARY OF THE ORIGINAL ISSUE DATE. The Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at any time from and after the fifth anniversary of the Original Issue Date at the Redemption Price.

          (c) PARTIAL REDEMPTION. In the event of a redemption of only a part of the then-outstanding Preferred Stock under Section 7(a) or 7(b) above, the Company shall effect such redemption PRO RATA according to the number of shares held by each holder of the Preferred Stock.

          (d) NOTICE OF REDEMPTION; CONVERSION. At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Preferred Stock (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Preferred Stock to be redeemed pursuant to such Redemption Notice, at such holder's address as last shown on the records of the Company. The Redemption Notice may be given on or prior to the date on which redemption is permissible at the Company's option pursuant to Sections 7(a) and 7(b) above; provided that the Redemption Date falls on or after the date on which redemption is first permissible at the Company's option pursuant to Sections 7(a) and 7(b) above. Notwithstanding the receipt of such notice, prior to and in lieu of redemption, any holder of Preferred Stock may convert all or any part of such holder's shares of Preferred Stock into Common Stock in accordance with Section 5(a)(i) provided that the Conversion Date occurs prior to the Redemption Date. The Redemption Notice shall state:

               (i) whether or all less than all of the outstanding shares of Preferred Stock are to be redeemed and the total number of shares being redeemed;


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

               (ii) the number of shares of Preferred Stock held by the holder (to whom the Redemption Notice is addressed) which the Company intends to redeem;

               (iii)     the Redemption Date and the Redemption Price; and

               (iv) that the holder is to surrender to the Company, in the manner and at the place designated, such holder's certificate or certificates representing the Preferred Stock that is being redeemed.

          (e) SURRENDER OF CERTIFICATES. On or before the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (f) PAYMENT. On or before the Redemption Date, the Company shall deposit with any bank or trust company, having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the Redemption Price of all of the Preferred Stock called for redemption, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. From and after the Redemption Date, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payment of the Redemption Price of the shares, without further interest thereon, upon surrender of their certificates therefor. Any monies so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Company, after which the holders of shares called for redemption shall be entitled to receive payment of the Redemption Price only from the Company.

    8.    DEFINITIONS.  For the purposes hereof,

    "Common Stock" means shares now or hereafter authorized of the class of Common Stock, no par value, of the Company presently authorized and stock of any other class into which such shares may hereafter have been reclassified or changed.

    "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus (i) accrued but unpaid dividends, and (ii) interest on all accrued but unpaid dividends at an annual rate of 11.5% compounded annually from the date of accrual until paid, and of which the denominator is the Conversion Price at such time.

    "Junior Stock" means the Common Stock of the Company and any other stock of the Company over which shares of the Preferred Stock have preference as to distribution of assets.

    "Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock.

    "Per Share Market Value" means on any particular date (a) the last sale price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the last price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange, the average of the bid and asked price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market at the close of business on such date, or (c) if the Common Stock is not quoted on the Nasdaq Stock Market, the average of the bid and asked price for a share of Common stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(c)(v) above) selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

    "Person" means a corporation, an association, a partnership, limited liability company, organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

    "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq National Market or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq Stock Market, or (c) if the Common Stock is not quoted on the Nasdaq Stock Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

    RESOLVED FURTHER, that the President and Secretary of the Company be, and they hereby are, authorized and directed to prepare, execute, verify, and file in the Office of the California Secretary of State, a Certificate of Determination in accordance with this resolution and as required by law.

    Each of the undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.

    Executed at San Diego, California on the 25th day of June, 1997.


                             /s/ Jay V. Tanna
                             -------------------------------------
                             Jay V. Tanna, President


                             /s/ John W. Low
                             -------------------------------------
                             John W. Low, Secretary


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